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                                                                 EXHIBIT 10.43

ALL SECTIONS MARKED WITH TWO ASTERISKS ("**") REFLECT PORTIONS WHICH HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY ROSS TECHNOLOGY, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

                           DEVELOPMENT AGREEMENT

      This Development Agreement (the "Agreement"), effective as of March 31, 1997, (the "Effective Date"), is entered into by and between FUJITSU LIMITED, a Japanese corporation, with its registered office at 1-1 Kamikodanaka 4-chome, Nakahara-ku, Kawasaki-shi, Kanagawa-ken, 211-88 Japan ("Fujitsu"), and ROSS TECHNOLOGY, INC., a Delaware corporation with its principal office at 5316 Highway 290W, Suite 500, Austin, Texas 78735-8930 U.S.A. ("Ross").

                                 RECITALS

      WHEREAS, Ross is a designer and developer of microprocessor technology, including the Colorado 4 hyperSPARC superscalar microprocessor architecture (the "Colorado 4 Architecture");

      WHEREAS, Fujitsu desires to manufacture and sell an embedded microcontroller based upon the Colorado 4 Architecture;

      WHEREAS, Ross has agreed to develop and deliver and license to Fujitsu, along with certain related technology, a microprocessor core based upon the Colorado 4 Architecture for use as an embedded microcontroller;

      NOW THEREFORE, in consideration of the foregoing and on the terms and conditions set forth herein, the parties hereby agree as follows:

                                 AGREEMENT

1.    DEFINITIONS

      "Additional Specifications" shall have the meaning given such term in
Section 5.1.

      "Affiliate" means a business entity in which either party owns or controls more than fifty (50%) of the voting equity.

      "Aggregate Net Sales" as to a Fujitsu Product, means (1) with respect to any sale or other distribution by the Electronics Devices Group (EDG) to another division of Fujitsu or by Fujitsu to an Affiliate of Fujitsu, the amount received by the EDG or Fujitsu, as applicable, accounted for as if such sale or distribution was made to an unrelated third party on an arms-length basis for fair market value, or (2) with respect to any sale or other distribution by Fujitsu to a third party, the actual amount received by Fujitsu less (a) one percent (1%) (representing the allocated cost for freight, handling, service, insurance and other delivery charges for the Fujitsu Product), (b) sales, use, excise, value added and other taxes applicable to the sale or other distribution (other than taxes on Fujitsu's net income), and (c) amounts actually paid or credited by Fujitsu for returns and exchanges and similar items.

      "Confidential Information," with respect to a party, means technical, business, marketing, planning and other information, ideas, materials or subject matter of such party, whether disclosed orally, in writing, in magnetic, photographic or other tangible form or otherwise, and whether disclosed by such party or a third party, and designated (at the time of disclosure or, if disclosed orally, within 30 days thereafter) as confidential or proprietary,

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including any information designated as "Confidential Information" pursuant to the Non Disclosure Agreement. "Confidential Information" also includes, with respect to both parties, the terms and conditions of this Agreement and the Specifications and Deliverables. "Confidential Information" does not include information, ideas, materials or other subject matter that (i) is or becomes generally known or available by publication, through commercial use or otherwise through no fault of the receiving party; (ii) was known by the receiving party before receipt from the disclosing party; (iii) is independently developed by the receiving party without use of or access to the disclosing party's Confidential Information; (iv) is lawfully obtained from a third party that has the right to make such disclosure; or (v) is required to be disclosed by a judicial order or decree of governmental law or regulation, provided that the receiving party promptly notifies the disclosing party of such requirement and reasonable opportunity is allowed by the receiving party for the disclosing party to file for or obtain a protective order or otherwise proceed to protect under applicable law the interests of the disclosing party. Without limitation of the generality of, and notwithstanding, the foregoing, "Confidential Information" includes information related to product and marketing plans, designs, costs, business opportunities, personnel, research and development and knowhow of a party or any subsidiary, affiliate, customer or supplier of such party.

      "Deliverables" means the deliverables described in Exhibit B and other information, materials and subject matter that may be disclosed or provided by Ross to Fujitsu in furtherance of this Agreement, provided that, with respect to documentation, only the documents expressly referred to in Exhibit B shall be considered a "Deliverable" for the purposes of Section 6.

      "Derivative Work" means any modification, correction, addition, extension, upgrade, improvement or other form in which any Product, or any idea, concept, technique, invention, creation, work, process, design or method embodied therein, may be recast, transformed or adapted, including, but not limited to, all works that, if made, used, sold, reproduced, distributed, modified or disclosed by a person other than Ross, would infringe or misappropriate any Intellectual Property Rights in any Product.

      "Engineering Change Request" or "ECR" means a request by Fujitsu to add or modify a functional, electrical or physical aspect of the Ross Microprocessor Core, Test Vehicle or System Development Board, other than due to an Error.

      "ES Silicon" means the initial engineering sample silicon chips, and any additional silicon turns delivered Fujitsu in accordance with Section 6.2.

      "Error" means (i) a defect in a Product that causes it not to conform to the Specifications; or (ii) an error or deficiency in a documentation Deliverable that renders it materially inaccurate, materially erroneous, materially unreliable or not in material conformance with the Specifications.

      "Existing Core" means the schematics, functional model (M language) and GDS-II physical database for Ross's existing CS-60 Colorado 4 microprocessor core without floating point unit (FPU) and the documents relating thereto, including user manuals.

      "Features" means a power management feature and a debugging feature, both as developed by or on behalf of Ross in accordance with the Additional Specifications.


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      "Fujitsu Derivative" means any material enhancement, material extension or material modification to the Product made by Fujitsu including, by way of example, by the addition of new instruction sets, a change to cell libraries resulting from a change in the number of metal layers or technology conversion involving a re-layout of the core, but excluding a modification of the cache configuration.

      "Fujitsu Derivative Products" means any microprocessors sold or otherwise transferred by or on behalf of Fujitsu or a Fujitsu sublicensee that incorporate a Fujitsu Derivative.

      "Fujitsu Products" means any microprocessors sold or otherwise transferred by or on behalf of Fujitsu or a Fujitsu sublicensee that incorporate the Ross Microprocessor Core, including any derivatives of the Ross Microprocessor Core unless such derivatives constitute Fujitsu Derivatives.

      "Inventions" means all ideas, inventions or technology arising out of, or as a result of work done under this Agreement.

      "Intellectual Property Rights" means all intellectual property, industrial property and other intangible rights arising under the laws of any country, including without limitation all rights with respect to (i) patents and patent applications and similar rights (including utility patent, design patent and utility model rights and applications therefor), (ii) copyrights (including any renewals and extensions thereof), databases and mask works, and any applications, registrations and other rights with respect thereto, (iii) trade secrets, confidential information, and technology, and (iv) trademarks, service marks and tradenames (including goodwill).

      "Internal Die Area" means the area inside the I/O ring of a die upon which the Ross Microprocessor Core has been laid.

      "Letter Agreement" means the letter agreement, dated February 12, 1997, between Fujitsu and Ross.

      "Manufacturing Test Vector Suite" means a test vector suite, together with any available collateral materials, developed in accordance with the Specifications, that can be used by Fujitsu to test Fujitsu Products during manufacturing.

      "Non Disclosure Agreement" means the non-disclosure agreement, dated July 1, 1993, between Fujitsu and Ross.

      "Product" means the Ross Microprocessor Core and all Deliverables.

      "Ross Israel" means Ross Semiconductors (Israel) Limited, a wholly-owned subsidiary of Ross.

      "Ross Microprocessor Core" means the microprocessor core based upon the Existing Core and incorporating the Features, developed in accordance with the Specifications, including all functional models, prototypes, work in progress, documentation and other materials related thereto.

      "Schedule" means the timetable for services and delivery set forth in Exhibit A.


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      "Services" means the services to be performed hereunder including, without limitation, the development of the Ross Microprocessor Core and the delivery of the Deliverables.

      "Specifications" means the specifications, including those as to functionality, performance and interoperability for the Services and Product and the design of the Ross Microprocessor Core, including (i) the specifications set forth and the documents referenced in Exhibit C, as modified from time to time in accordance with Section 5, (ii) the Additional Specifications.

      "System Development Board(s)" shall mean one or more system boards allowing the Test Vehicle to be evaluated in a system environment and to verify software compatibility.

      "Test Vehicle" means a silicon test chip, developed in accordance with the Specifications comprising the Ross Microprocessor Core in combination with certain external logic, packaged in a ceramic PGA unit, with each internal pin of the Ross Microprocessor Core brought out as an external pin. The Test Vehicle shall be designed as a stand-alone unit to be used for either hardware emulation systems or hardware development platforms for debugging.

2.    ROSS DEVELOPMENT SERVICES

      2.1. Development of Ross Microprocessor Core. Ross hereby agrees to perform the Services in accordance with the Schedule and to develop and complete the Ross Microprocessor Core in conformance with the Specifications, in each case on the terms and conditions set forth in this Agreement. Ross may subcontract for the performance of the Services, to with Ross Israel and, after receiving Fujitsu's prior written consent, with other third parties, in each case in accordance with a written agreement incorporating the relevant material obligations of Ross, and any restrictions on Ross, under this Agreement.

      2.2. Deliveries. Pursuant to Ross' commitment under Section 2.1, Ross hereby agrees to deliver to Fujitsu (i) the Deliverables in accordance with the Schedule and (ii) at Fujitsu's request from time to time, copies of any work in progress, prototypes, internal documentation and other materials related to the Services or Product. Ross acknowledges that time is of the essence in providing the Deliverables to Fujitsu in accordance with the Schedule. Except as provided in Section 8.3(a)(ii), Fujitsu shall use the Deliverables relating to the Existing Core for information and evaluation purposes only and shall not reproduce the Existing Core or incorporate the Existing Core into any Fujitsu Product or Fujitsu Derivative Product or any other product of Fujitsu or its Affiliates. Fujitsu shall use the Deliverables relating to the Ross Microprocessor Core only for the design of products and derivatives to be used as embedded microcontrollers and in connection with Fujitsu's license rights pursuant to Section 8.3.

      2.3.  Testing Materials and Documentation.

            (a) Ross hereby agrees to develop and complete the Manufacturing Test Vector Suite, Test Vehicle and the initial System Development Board in accordance with the Schedule and in conformance with Specifications. Fujitsu may request that Ross develop and deliver additional System Development Boards in accordance with a schedule to be agreed between the parties. Any such additional System Development Board shall be an ECR.


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            (b) Except as described in subsection (a) above, unless otherwise agreed to by the parties in writing, each Deliverable shall include any and all design documentation and all other diagnostic and testing materials relating to the Deliverable and other materials and information reasonably requested by Fujitsu, including, without limitation, any and all materials or information necessary for the design, development, implementation, assembly, testing, operation, modification or other use of the Deliverable.

      2.4. Review. Fujitsu may conduct a reasonable number of periodic reviews, including reviews at Ross' premises, of the Product and performance of the Services. At Fujitsu's reasonable request, Ross will provide Fujitsu with written reports regarding its work on the Product in form and substance acceptable to Fujitsu and with copies of any work in progress, prototypes, internal documentation and related materials. Additionally, at Fujitsu's reasonable request, Ross will make presentations to Fujitsu regarding such work. Fujitsu will pay Ross' reasonable travel expenses if Fujitsu requests that the presentation be made at a location outside the Austin, Texas area, provided that such expenses are approved in advance by Fujitsu.

3.    PAYMENT

      3.1. Development Fee. Fujitsu shall pay a total of Four Million Five Hundred Thousand Dollars ($4,500,000) to Ross for the performance of the Services and the delivery of the Deliverables hereunder (the "Development Fee"), which shall accrue as follows:

            (a) $3.5 million on acceptance by Fujitsu of the Existing Core and agreement between Fujitsu and Ross as to the additional functionality to be incorporated into the Ross Microprocessor Core (which agreement shall become part of the "Specifications");

            (b) $0.2 million on acceptance by Fujitsu of the Verilog Model and Simulation Environment and the Additional Specifications;

            (c) $0.3 million on acceptance by Fujitsu of the Tapeout-Ready Database; and

            (d) $0.5 million on acceptance by Fujitsu of the Ross Microprocessor Core.

Once due and payable by Fujitsu, each of the foregoing amounts shall, subject to the terms hereof, be non-refundable notwithstanding Ross' failure to deliver, or Fujitsu's failure to accept, any subsequent Deliverable.

      3.2. Advance. Ross hereby acknowledges that, in accordance with the Letter Agreement, Fujitsu has paid to Ross an advance ("Advance") in the amount of Three Million Five Hundred Thousand Dollars ($3,500,000) towards the amounts that would otherwise be payable to Ross hereunder, including as provided in
Section 3.1. Ross agrees that the Advance shall be applied to reduce, dollar for dollar, the first amounts otherwise payable to by Fujitsu to Ross hereunder, including amounts accruing to Ross under Section 3.1, until the outstanding amount of the Advance has been reduced to zero through such accruals or through repayment of the Advance by Ross. Once the outstanding amount of the Advance has been reduced to zero, Fujitsu shall promptly release any security interests held by it, under the Letter Agreement or otherwise, relating solely to the Advance.


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      3.3.  Payment.  Payment of the Development Fees shall be made in the following manner:

            (a) Ross shall forward to Fujitsu an invoice for each portion of the Development Fee after Ross's receipt of Fujitsu's written notice of acceptance of the corresponding Deliverables described in Section 3.1.

            (b) Fujitsu shall forward to Ross a statement of the outstanding amount of the Advance, if any, to be credited against the amounts invoiced under
Section 3.3(a) and shall pay the remaining invoiced amounts, if any, by the twentieth (20th) day of the calendar month following the month in which Fujitsu receives the Ross invoice, provided that if such invoice is received after the twentieth (20) day of any calendar month Fujitsu shall pay any remaining invoiced amount by the twentieth (20th) day of the calendar month which is two months after the month in which Fujitsu receives the Ross invoice.

      3.4.  Other Fees.

            (a) Fujitsu shall bear all mask charges and silicon costs (subject to Section 6.2(a)) and the cost of PGA packages for all prototype units. Fujitsu shall also pay the cost of the test fixture hardware to be used by Ross to verify the Test Vehicle at rated speed, provided that the purchase of any such hardware has been pre-approved by Fujitsu in writing.

            (b) Any ECRs will be charged separately to Fujitsu by Ross on an itemized statement at the rate of $20,000 per man-month (or a pro rata charge for any fraction thereof) plus materials at cost and travel expenses, if any. If special CAD tools or other software or hardware applicable to the ECR must be acquired by Ross for the implementation of the ECR, the cost of such tools or hardware will also be charged separately, provided that the purchase of any such tools or hardware has been pre-approved by Fujitsu in writing.

            (c) Ross shall forward to Fujitsu invoices referencing this Agreement and setting forth the amount of charges attributable to ECRs and related expenses after Ross's receipt of Fujitsu's written notice of acceptance of the corresponding ECRs. Fujitsu shall forward to Ross a statement of the outstanding amount of the Advance, if any, to be credited against the invoiced amounts and shall pay any remaining invoiced amounts by the twentieth (20th) day of the calendar month following the month in which Fujitsu receives the Ross invoice, provided that if such invoice is received after the twentieth (20) day of any calendar month Fujitsu shall pay any remaining invoiced amount by the twentieth (20th) day of the calendar month which is two months after the month in which Fujitsu receives the Ross invoice.

4.    ROYALTIES

      4.1. Royalty. As consideration for the grant of the license hereunder, Fujitsu agrees to pay Ross royalties as follows:

            (a) With respect to Fujitsu Products, an amount determined by multiplying (i) five percent (5%) of the Aggregate Net Sales of all Fujitsu Products, by (ii) the percentage of the Internal Die Area of such Fujitsu Products occupied by the Ross Microprocessor Core.


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            (b) With respect to Fujitsu Derivative Products, an amount determined by multiplying (i) three percent (3%) of the Aggregate Net Sales of all Fujitsu Derivative Products, by (ii) the percentage of the Internal Die Area of such Fujitsu Derivative Product occupied by the Fujitsu Derivative providing functionality corresponding to the functionality of the Ross Microprocessor Core, as reasonably determined by Fujitsu.

            (c) Fujitsu agrees to undertake diligent efforts in good faith to pursue alpha and beta site opportunities with high volume embedded control businesses, such as telecommunications equipment and computer games, at the earliest reasonable date and to make Fujitsu Products and Fujitsu Derivative Products available to customers in a timely manner.

      4.2.  Payment.

            (a) Royalties shall be payable for each of Fujitsu's semi-annual fiscal periods. Within sixty (60) days after the end of each such semi-annual fiscal period, Fujitsu shall submit to Ross a complete and accurate report setting forth for such semi-annual fiscal period (i) the number of Fujitsu Products and Fujitsu Derivative Products sold or otherwise transferred by Fujitsu and sublicensees of Fujitsu, (ii) the Internal Die Area data for such Fujitsu Products and Fujitsu Derivative Products and (iii) the yen royalty amount owed by Fujitsu. Within sixty (60) days after the end of such semi-annual fiscal period Fujitsu shall pay the royalty amount set forth in such report.

            (b) All Aggregate Net Sales shall be calculated in Japanese yen. The royalties shall be calculated on such rounded Japanese yen amounts, and then converted on the same day to and paid in equivalent U.S. Dollars at the then-current TTS rate quoted by The Tokyo Mitsubishi Bank at its Tokyo Headquarters. Fujitsu shall be responsible for all bank transfer charges.

      4.3. Forecast of Royalties. No later then the last day of each of Fujitsu's fiscal quarters, Fujitsu shall submit to Ross a nonbinding forecast of the royalties that will be payable to Ross hereunder with respect to the next succeeding fiscal quarter.

      4.4. Audit of Records. Ross shall have the right, once each year during the term of the Agreement, to have a mutually acceptable, independent accounting firm inspect the books and records of Fujitsu and its sublicensees relating to the Fujitsu Products and Fujitsu Derivative Products to verify the accuracy of Fujitsu's royalty payments to Ross hereunder. The accounting firm may not be paid on a contingency or other basis related to the outcome of the inspection, and shall execute a confidentiality agreement with Fujitsu in a form mutually acceptable to the parties that prohibits the accounting firm from disclosing information obtained in connection with the inspection other than disclosure to Ross of the amount of any underpayment or overpayment. Ross shall maintain in confidence any information obtained in connection with the inspection. Any such inspection shall be conducted during Fujitsu's regular business hours, in such a manner as not to interfere with Fujitsu's normal business activities, and shall be at Ross's expense; provided, however, that if such inspection reveals that Fujitsu has underpaid Ross by five percent (5%) or more for the period inspected, Fujitsu shall reimburse Ross for the reasonable fees and costs including travel expenses within Japan charged by the accounting firm for such audit. Prompt adjustment shall be made to correct for any underpayments or overpayments disclosed by such inspection. Fujitsu shall maintain its

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financial records relating to the Fujitsu Products for a minimum of two (2)
years after the occurrence of the transaction to which such records relate, but shall be under no obligation (in connection with the foregoing provisions or otherwise) to maintain records for any longer period.

      4.5. Taxes. Fujitsu shall withhold or deduct from payments hereunder, including any payments pursuant to Section 4, any amount required by applicable tax authorities to be withheld or deducted, and shall promptly provide a certificate or other evidence thereof to Ross.

5.    SPECIFICATIONS

      5.1. Specifications for Testing Materials and Features. The parties shall develop and agree on the Specifications for the Manufacturing Test Vector Suite, Test Vehicle and the initial System Development Board and for the Features (the "Additional Specifications") in accordance with the Schedule. Ross shall have primary responsibility for identifying and documenting all features which are to incorporated into the detailed Additional Specifications. Fujitsu agrees to provide Ross with reasonable assistance and input regarding the development of the Additional Specifications and to approve the Additional Specifications in accordance with the Schedule.

      5.2. Other Specifications. Ross and Fujitsu each acknowledges that the Specifications, other than the Additional Specifications, are final in all material respects as of the date of this Agreement, subject to such minor modifications as may be required to efficiently implement the intended functions and performance characteristics of the Ross Microprocessor Core. Ross' budget for performance of the Services hereunder includes the cost of implementing such minor modifications from time to time, but does not include the cost of implementing any material changes to the Specifications, which costs shall be agreed upon by the parties in advance of any material change in the Specifications and paid separately by Fujitsu.

6.    ACCEPTANCE AND REJECTION OF DELIVERABLES

      6.1. General. The following procedures shall apply for the acceptance or rejection of any Deliverable other than the Test Vehicle:

            (a) Initial delivery of a Deliverable (the "Initial Deliverable") will occur when Ross delivers to a site designated by Fujitsu a Deliverable that Ross reasonably determines to conform to the applicable Specifications therefor, accompanied by a written statement listing the items delivered. Fujitsu, with the assistance of Ross if requested by Fujitsu, will review each Deliverable upon delivery to determine whether the Deliverable conforms to the Specifications for such Deliverable. Within the period specified for review of each Deliverable by Fujitsu on attached Exhibit B, Fujitsu will provide Ross with either written acceptance of such Deliverable or a statement of Errors to be corrected or changed.

            (b) Ross will promptly correct the Errors in any Deliverable set forth in the statement of Errors and redeliver the Deliverable (a "Subsequent Deliverable") to Fujitsu within twenty (20) Fujitsu business days, or such longer period as Fujitsu and Ross agree is reasonable under the circumstances. Fujitsu will, within twenty (20) business days after such redelivery, provide Ross with either written acceptance or another statement of Errors. The


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procedure set forth in Section 6.1(a) and this Section 6.1(b) will be repeated until Fujitsu accepts the Deliverable or terminates this Agreement pursuant to
Section 6.3.

            (c) Fujitsu's design or tapeout of a Fujitsu Product or a Fujitsu Derivative Product prior to its acceptance of the Ross Microprocessor Core shall not constitute acceptance thereof but such design or tapeout shall be at Fujitsu's sole risk.

      6.2.  Acceptance of Test Vehicle.

            (a) Ross shall complete the Test Vehicle tapeout in accordance with the Schedule. Within five weeks after receipt of the Test Vehicle tapeout, Fujitsu shall provide the initial ES Silicon to Ross. Within eight weeks after receipt of the initial ES Silicon, Ross shall provide the ES Silicon test report and tapeout-ready core design to Fujitsu with either Error corrections or a certification that no Errors have been found. In the event that Ross has provided Fujitsu with Error corrections, Fujitsu shall provide an additional ES Silicon, incorporating such Error corrections, to Ross within five weeks after receipt of such Error corrections. Within eight weeks after receipt of such modified ES Silicon, Ross shall provide the ES Silicon test report and tapeout-ready core design with Error corrections, if any, to Fujitsu. Such report shall be a Subsequent Deliverable for the purpose of Section 6.3. below. The procedure set forth in the two preceding sentences will be repeated until Ross certifies to Fujitsu that no Errors have been found or Fujitsu terminates this Agreement pursuant to Section 6.3.

            (b) After receipt of the certification by Ross that no Errors exist in the ES Silicon, Ross and Fujitsu shall each conduct system tests, using the Test Vehicle and initial System Development Board. Such tests shall be completed within sixty (60) days after delivery of such certification. If any Errors are found by either party, such party shall promptly advise the other of the Error and the parties shall discuss the optimal correction or OS/software workaround for the Error. Ross shall promptly redeliver such the Test Vehicle, incorporating such corrections or workarounds. Such Test Vehicle shall be a Subsequent Deliverable for the purpose of Section 6.3. below. The procedure shall be repeated until each party certifies that no Errors have been found or Fujitsu terminates this Agreement pursuant to Section 6.3.

      6.3.  Rejection.

            (a) Ross will have at least two opportunities to correct Errors in a Deliverable, including the Test Vehicle. If Ross fails to deliver a Deliverable without Errors or otherwise acceptable to Fujitsu after two attempts, Fujitsu may terminate this Agreement for cause pursuant to Section 13.2, or may continue to permit Ross to correct the Deliverable. Fujitsu's election to continue permitting Ross to correct a Deliverable will not affect Fujitsu's right to terminate this Agreement in accordance with this Section 6.3(a) if thereafter a Subsequent Deliverable has Errors.

            (b) Ross will inform Fujitsu as soon as possible if it believes it will not be able to deliver a Deliverable, whether an Initial Deliverable or a Subsequent Deliverable, on time. For each Deliverable that is delivered more than thirty (30) days late for which there is an applicable milestone payment, Fujitsu will reduce the applicable milestone payment by a ten


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percent (10%) of such milestone payment. In addition, if such a Deliverable is more than ninety (90) days late, the applicable milestone payment shall be reduced by an additional ten percent (10%) and Fujitsu may, in its discretion, terminate this Agreement pursuant to Section 13.2. For purposes of this Section 6.3(b), a Deliverable will not be deemed delivered until accepted by Fujitsu after any corrections required pursuant to Section 6.1 or Section 6.2 but the time required for such corrections shall not be counted in the respective thirty-day and ninety-day periods.

            (c) Fujitsu shall be obligated to act reasonably and in good faith in failing to accept or rejecting any Deliverable pursuant to this Agreement.

      6.4.  Modification of Schedule.

            (a) If Ross believes that a modification of the Schedule is appropriate because of problems or events beyond Ross' reasonable control, Ross may request a modification of the Schedule. Fujitsu will consider such a request in good faith, taking into account all relevant factors, including the reasons for the requested modification, Fujitsu's own schedule requirements and Ross's diligence in performing the Services. In no event, however, will Fujitsu be obligated to agree to any such request (or to a related waiver of or modification in the reduction of milestone payments) or to consider increasing the milestone payments to Ross.

            (b) If Fujitsu submits an ECR to Ross which Ross reasonably believes will require a modification to the Schedule, the parties shall discuss in good faith the required modification. Fujitsu acknowledges that the implementation of an ECR may result in schedule changes due to design changes and dependencies and resource conflicts.

      6.5. Post-Acceptance Obligations. Upon Fujitsu's acceptance of a Deliverable hereunder, Ross shall have no further responsibility with respect thereto except for any responsibilities specifically provided in this Agreement.

7.    SUPPORT

      7.1. Error Correction and Support. Ross will provide Fujitsu with technical assistance relating to the Deliverables and the Ross Microprocessor Core from the delivery of the first Deliverable until three years after final acceptance by Fujitsu of the last of the Deliverables accepted by Fujitsu. The first man-month of such assistance will be provided free of charge and any remaining assistance will be provided on Ross' standard terms for the provision of comparable technical support to third parties, as in effect from time to time. Such support will include correcting promptly any Errors in the Ross Microprocessor Core and supplying corrections to Fujitsu in a timely fashion, correcting and updating any documentation, conducting failure analysis, providing software patches and answering questions that Fujitsu may have regarding the Deliverables and the Ross Microprocessor Core.

      7.2. Disclosure. At any time after final acceptance by Fujitsu of the last of the Deliverables accepted by Fujitsu, Ross will promptly disclose to Fujitsu in writing at no charge any Errors, including, but not limited to, problems with functionality or performance, in such Deliverables or the Ross Microprocessor Core of which Ross becomes aware.

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8.    INTELLECTUAL PROPERTY RIGHTS; LICENSE

      8.1.  Intellectual Property.

            (a) Fujitsu hereby acknowledges and agrees that, as between Fujitsu and Ross, subject to the licenses expressly granted to Fujitsu herein, Ross owns all Intellectual Property Rights in and to the Deliverables and the Ross Microprocessor Core.

            (b) Ross hereby acknowledges and agrees that, as between Ross and Fujitsu, subject to the licenses expressly granted to Ross herein, Fujitsu owns all Intellectual Property Rights in and to and any materials delivered by Fujitsu hereunder.

      8.2.  Inventions.

            (a) All right, title, and interest in all Inventions made, created, developed, written, or conceived solely by Ross personnel in the course of, arising out of, or as a result of work done under this Agreement, and all associated Intellectual Property Rights, shall be the sole and exclusive property of Ross.

            (b) All right, title, and interest in all Inventions made, created, developed, written, or conceived solely by Fujitsu personnel in the course of, arising out of, or as a result of work done under this Agreement, and all associated Intellectual Property Rights, shall be the sole and exclusive property of Fujitsu.

            (c) Although the parties do not anticipate joint development of Inventions hereunder, in the event of joint development of an Invention, the parties will meet in good faith to discuss, on a case-by-case basis, ownership and license rights with respect thereto.

      8.3.  License.

            (a) Ross hereby grants to Fujitsu, under all of its Intellectual Property Rights, an irrevocable, worldwide, nonexclusive, non-transferable, perpetual, royalty-bearing license, with a right to grant sublicenses in accordance with Section 8.4 below (i) to use the Existing Core and the Manufacturing Test Vector Suite for the limited purposes set forth herein, (ii) to use, reproduce, modify, translate and distribute the Ross SPARC User Guide, and (iii) to make, have made, use, sell, reproduce, modify, improve, market, prepare Derivative Works of, distribute or disclose the Specifications, Deliverables (other than the Existing Core) and the Ross Microprocessor Core for limited use as an embedded microcontroller and, to the extent necessary or helpful to the design, development, implementation, assembly, compilation, testing, operation, modification or other use of Fujitsu Products, any ideas, concepts, techniques, inventions, creations, works, processes, designs or methods embodied therein.

            (b) Fujitsu shall document all Fujitsu Derivatives and deliver to Ross a copy of such promptly after development, but in no event later than first commercial shipment of a Fujitsu Derivative Product implementing such Fujitsu Derivatives. Fujitsu hereby grants to Ross, under all of its Intellectual Property Rights, an irrevocable, worldwide, nonexclusive, non-transferable, perpetual, royalty-free license (with unlimited rights to sublicense) to make, have made, use, sell, reproduce, modify, improve, market, prepare Derivative Works of, distribute or disclose any Fujitsu Derivatives.

      8.4.  Sublicenses.

            (a) Fujitsu shall have the right to grant sublicenses to its Affiliates under the license set forth in Section 8.3(a) without any additional payment of fees but subject to the royalty provisions of Section 4.1 with respect to all licensed products sold or otherwise transferred by such Affiliates.

            (b) Fujitsu shall have the right to grant sublicenses to non-Fujitsu affiliates under the license set forth in Section 8.3(a) with the prior written approval of Ross. Prior to commencing negotiation of a prospective sublicense with a non-Fujitsu affiliate, Fujitsu shall give advance written notice of the proposed negotiation to Ross. Upon such notice from Fujitsu, Ross and Fujitsu shall negotiate the terms and conditions of such sublicense in good faith, including but not limited to the terms and conditions of license fees and further sublicense rights. Fujitsu acknowledges that Ross has the exclusive right to license Sun Microsystems and its Affiliates with respect to the Ross Microprocessor Core or any derivative thereof. In addition, Ross shall have no obligation to negotiate sublicense terms with Fujitsu if, at the time it receives the notice referred to above from Fujitsu, Ross itself is negotiating or intends promptly to negotiate a license with the non-Fujitsu affiliate of the Ross Microprocessor Core or any derivative thereof.

            (c) Unless Ross and Fujitsu otherwise agree in advance in writing with respect to any particular sublicense agreement, Fujitsu shall be obligated to pay Ross the royalties provided in Section 4.1 with respect to all Fujitsu Products and Fujitsu Derivative Products sold or otherwise transferred by the sublicensee.

      8.5. Right of First Refusal to Manufacture. In the event that Ross desires to produce any embedded microcontroller products based upon the Ross Microprocessor Core design or derivatives thereof, Fujitsu shall have a right of first refusal to manufacture such products (provided that Fujitsu is able to supply such products in the requisite quantities and timeframe and at prices and on other terms at least as favorable to Ross as are then available from alternate manufacturing sources of the same product in similar quantities) and the parties shall promptly negotiate in good faith the terms and conditions of a supply agreement to that effect.

      8.6. Marketing Cooperation and Assistance. The parties agree to reasonably cooperate with and assist each other in the marketing of embedded microcontroller products based upon the Ross Microprocessor Core and derivatives, provided, however, that each party agrees not to solicit independently the business of a prospective customer for any such product if such customer's prospective need for the product was not previously known to the first party and was made known to it by the other party for purposes of requesting cooperation and assistance pursuant to the provisions of this Section
8.6. The restriction on independent solicitation shall apply for the greater of
(a) 180 days from the date of first notification by the other party or (b) the period during which the first party is actively cooperating with and assisting the other party in the prospective sale. At the time that a party requests such cooperation and assistance, the parties will agree on the nature and amount of the consideration, if any, to be provided by the requesting party in return for such cooperation and assistance by the other. Nothing in this Section 8.6 shall obligate either party to disclose any of its business information to the other party.

9.    RIGHT TO DEVELOP INDEPENDENTLY

      Nothing in this Agreement will impair Fujitsu's right to acquire, license, develop for itself or have others develop for it similar products or technology performing the same or similar functions as the product or technology contemplated by this Agreement, or to market and distribute such similar products or technology in addition to, or in lieu of, the Fujitsu Product; provided, however, that Fujitsu shall at all times comply fully with the confidentiality and limited use provisions and the other covenants contained in this Agreement.

10.   WARRANTIES AND INDEMNIFICATION

      10.1. Ross Warranties. Ross represents and warrants that it has the unrestricted right to disclose, use, and grant and assign (without liability to others) all the subject matter, including ideas, concepts, techniques, inventions, creations, works, processes, designs and methods, that Ross will disclose or use in its performance of the Services or that Ross will grant and assign under this Agreement. Ross further represents and warrants that: (a) Ross has full power and authority to enter into this Agreement, to carry out its obligations under this Agreement and to grant the rights granted to Fujitsu hereunder; (b) this Agreement has been duly executed and delivered by Ross and constitutes a legally valid and binding obligation of Ross, enforceable against Ross in accordance with its terms; (c) the execution and delivery by Ross of, and the performance by Ross of its obligations under, this Agreement do not and will not (i) conflict with or contravene the certificate of incorporation or bylaws of Ross or (ii) result in a breach of or constitute a default under any agreement, instrument or order to which Ross or any of its assets is subject;
(d) the Deliverables and the Ross Microprocessor Core are and will be original with Ross and will not incorporate any ideas, concepts, techniques, inventions, creations, works, processes, designs or methods of, or developed by Ross for, any third party; and (e) the Deliverables and the Ross Microprocessor Core do not and will not infringe any Intellectual Property Rights of others other than patent rights and, to Ross' knowledge, do not and will not infringe any patent rights of others.

      10.2. Fujitsu Warranties. Fujitsu represents and warrants that: (a) Fujitsu has full power and authority to enter into this Agreement, to carry out its obligations under this Agreement and to grant the rights granted to Ross hereunder; (b) this Agreement has been duly executed and delivered by Fujitsu and constitutes a legally valid and binding obligation of Fujitsu, enforceable against Fujitsu in accordance with its terms; and (c) the execution and delivery by Fujitsu of, and the performance by Fujitsu of its obligations under, this Agreement do not and will not (i) conflict with or contravene the certificate of incorporation or bylaws of Fujitsu or (ii) result in a breach of or constitute a default under any agreement, instrument or order to which Fujitsu or any of its assets is subject.

      10.3.  Indemnity and Duty to Correct.

            (a) Indemnity. Ross will indemnify, hold harmless and, at Fujitsu's request, defend Fujitsu and any divisions, subsidiaries, affiliates, directors, officers, employees, agents, distributors, customers, assignees and licensees of Fujitsu from and against any claim, action or suit to the extent based on (i) a claim that the Services or the Product infringes or misappropriates any Intellectual Property Right of a third party, or (ii) any breach or alleged breach by Ross of any representation, warranty or covenant made, or obligation assumed, by Ross pursuant to this Agreement, including, but not limited to, all liabilities, costs, judgments, expenses and the reasonable fees of attorneys and other professionals that are attributable to such claim, action or suit. Fees of attorneys and other professionals and related costs will be payable when and as incurred. Fujitsu will give Ross reasonably prompt notice in writing of any such claim, action or suit. Each party will provide the other with reasonable cooperation and information to assist in defense of the claim, action or suit. If Fujitsu elects to have Ross defend such claim, action or suit, Fujitsu nonetheless will have the right, at Fujitsu's expense, to appoint separate counsel to participate in such claim, action or suit. If Fujitsu elects to defend itself, Ross will nonetheless have the right, at Ross's own expense, to appoint separate counsel to participate in any such claim, action or suit. Ross will not enter into any settlement of any claim, action or suit described in this Section 10.2(a) without the prior written consent of Fujitsu, which consent will not be unreasonably withheld.

            (b) Duty to Correct. If the Ross Microprocessor Core becomes or is likely to become the subject of a claim, action or suit described in Section 10.2(a), Ross will, at Ross's election and expense: (i) procure for Fujitsu the past and future right to make, have made, use, sell, reproduce, modify, prepare Derivative Works of, distribute, and disclose the Ross Microprocessor Core, with full rights to authorize others to do the same; (ii) replace or modify the Ross Microprocessor Core with another product that is noninfringing, provides the same functionality, performance, quality and interoperability as the infringing Ross Microprocessor Core and is reasonably satisfactory to Fujitsu; or (iii) if such past and future rights cannot be procured or the Ross Microprocessor Core cannot be replaced or modified at reasonable expense, reimburse Fujitsu for the total amount paid under this Agreement. The obligations of this Section 10.2(b) are in addition to the warranty and other rights that may otherwise be available to Fujitsu under this Agreement or under applicable law.

      10.4. Limitation of Liability. EXCEPT AS PROVIDED IN THIS SECTION 10 OR OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY IS MAKING (OR WILL BE DEEMED TO MAKE) ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFIT OR LOSS OF USE, WITH RESPECT TO ANY CLAIMS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT UNLESS OTHERWISE SPECIFICALLY AND EXPLICITLY PROVIDED HEREIN, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY'S AGGREGATE CUMULATIVE LIABILITY FOR CLAIMS BASED UPON BREACH OF REPRESENTATION OR WARRANTY AND CLAIMS OF INDEMNITY UNDER THIS AGREEMENT EXCEED THE SUM OF $4.5 MILLION. THIS LIMITATION OF LIABILITY SHALL APPLY TO ANY CLAIM OR CAUSE OF ACTION, WHETHER IN CONTRACT OR TORT, UNDER ANY THEORY.

11.   CONFIDENTIALITY

      11.1. Use Restrictions. Each party will protect the other's Confidential Information from unauthorized dissemination and use with the same degree of care that such party uses to protect its own like information. Neither party will use the other's Confidential Information for purposes other than those necessary to further the purposes of this Agreement, or disclose to third parties the other's Confidential Information, except to the extent specified in the prior written consent of the other party, necessary to comply with applicable law or the valid order of a court of competent jurisdiction, provided that such party will promptly inform the other party of such obligation to disclose and cooperate with the other party in minimizing the disclosure, including seeking a protective order, necessary to exercise or enforce its rights pursuant to this Agreement, or specified in Section 11.2.

      11.2. Limited Disclosure. Notwithstanding the terms of Section 11.1, Fujitsu hereby consents to Ross's disclosure of Fujitsu Confidential Information to Ross Israel to the extent necessary to carry out Ross's obligations hereunder and to Ross' disclosure of the terms, conditions or text of this Agreement to the extent required by law or the regulations of any governmental agency. In addition, the parties anticipate that Ross may issue a press release describing its agreement to provide the Services. Fujitsu will have the right to pre-approve in writing any such press release or other communications with third parties relating to the Services or Ross Microprocessor Core, which approval will not be unreasonably withheld.

12.   TERM

      This Agreement will commence on the Effective Date and will continue until terminated as provided in this Agreement.

13.   TERMINATION

      13.1. Termination by Either Party. Either party will have the right to terminate this Agreement immediately upon written notice at any time if:

            (a) The other party is in material breach of any warranty, term, condition or covenant of this Agreement other than those contained in Section 11 and fails to cure the breach within thirty (30) days after written notice of the breach;

            (b) The other party is in material breach of any warranty, term, condition or covenant of Section 11; or

            (c) The other party (i) becomes insolvent; (ii) fails to pay its debts or perform its obligations in the ordinary course of business as they mature; (iii) admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; or (iv)becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition or general assignment for the benefit of creditors that is not dismissed with prejudice within sixty (60) days after the institution thereof.

      13.2.  Termination by Fujitsu. In addition, subject to the provisions of
Section 6, Fujitsu may terminate this Agreement if Ross fails to timely deliver or correct any Deliverable or if Fujitsu reasonably concludes that such a failure is likely. Any such termination shall become effective upon thirty (30) days' prior written notice from Fujitsu to Ross.

      13.3.  Effect of Termination.

            (a) Fujitsu's Breach. In the event of termination of this Agreement due to a breach by Fujitsu, the rights and licenses granted by Ross to Fujitsu will immediately terminate and Fujitsu will have no further right to use the Ross Microprocessor Core or Deliverables or to manufacture, market, sell or sublicense Fujitsu Products. Except for termination pursuant to subsection (b) below, any sublicense granted by Fujitsu pursuant to
Section 8.4 will expire or terminate contemporaneously with the expiration or termination of this Agreement. The license from Fujitsu to Ross with respect to Fujitsu Derivatives (including the right to grant sublicenses) under Section 8.3(b) will survive the termination of this Agreement as a result of a breach by Fujitsu. Such continuing license is subject to Ross' continuing compliance with the terms of this Agreement.

            (b) Ross's Breach. The grant of rights from ROSS to Fujitsu made in this Agreement (including the right to grant sublicenses pursuant to Section 8.4) will survive the termination of this Agreement as a result of a breach by Ross as, and to the extent, necessary for Fujitsu and its sublicensees to continue the manufacture and support of the Fujitsu Products. Such continuing rights are subject to Fujitsu's continued compliance with the terms of this Agreement (including payment of royalties pursuant to Section 4). Nothing will require Ross to provide any Error corrections or support or maintenance to Fujitsu after termination. Upon any such termination, Ross immediately will deliver to Fujitsu all work in progress with respect to the Services and Product, including all versions and components thereof, and at Fujitsu's request, will confirm in writing Fujitsu's license rights with respect thereto. Without limitation of the generality of the rights set forth in this Section 13.3(b), in the event of any termination of this Agreement, Fujitsu will have the option to complete development of the Product.

            (c) In General. Upon the expiration or earlier termination of this Agreement, each party will be released from all obligations and liabilities to the other occurring or arising after the date of such expiration or earlier termination, except that the provisions of Sections 1, 4, 8.1, 8.2, 8.3 and 8.4, and 9 through 14 will survive expiration or earlier termination. Expiration or earlier termination will not relieve Ross or Fujitsu from any liability arising from any breach of this Agreement. Neither party will be liable to the other for damages of any kind solely as a result of terminating this Agreement in accordance with its terms, and termination of this Agreement by a party will be without prejudice to any other right or remedy of such party under this Agreement or applicable law.

            (d) Offset Payment. In the event of a termination by Fujitsu pursuant to Section 13.2 resulting directly from Fujitsu's final rejection of the Verilog Model, Simulation Environment, Additional Specifications or the Tapeout-Ready Database under Section 6.3, Ross shall pay to Fujitsu the applicable one (but not both) of the following amounts as a partial offset to the research, development and other expenses (other than the Development Fee) that will be incurred by Fujitsu in connection with this development program and to compensate Fujitsu for the delay in its embedded control program that the parties recognize and agree may occur as a result of the rejection: (i) in the case of a rejection of the Verilog Model, Simulation Environment and Additional Specifications, $1.5 million; or (ii) in the case of a rejection of the Tapeout-Ready Database, $0.7 million.

      13.4. Payments by Fujitsu; Refund by Ross. In the case of termination prior to completion of the Services, Fujitsu's sole monetary obligation will be to pay Ross the fee set forth in Section 3.2 for all milestones fully completed by Ross and Deliverables accepted by Fujitsu pursuant to the terms of this Agreement. In the event that the Advance exceeds such the amount of such fee, Ross shall promptly refund the difference to Fujitsu.

14.   GENERAL

      14.1. No Other Obligations. Fujitsu has no obligation or duty to Ross with respect to the matters described herein except as expressly set forth in this Agreement. Without limitation of the generality of the foregoing, Fujitsu may market, or not market at all, the Fujitsu Product, or any components thereof, in any manner that Fujitsu chooses.

      14.2. Relationship of Parties. Ross is an independent contractor. Neither Ross nor Ross's employees, consultants, contractors or other personnel are agents, employees or joint venturers of Fujitsu, nor do they have any authority to bind Fujitsu by contract or otherwise to any obligation. They will not represent to the contrary, either expressly, implicitly, by appearance or otherwise. Ross will determine, in Ross's sole discretion, the manner and means by which the Services are accomplished, subject to the express condition that Ross will at all times comply with applicable law and the terms of this Agreement.

      14.3. Taxes and Benefits. It is Ross's obligation to report as income and pay all taxes with respect to all compensation received by Ross pursuant to this Agreement and pay all taxes due on such compensation. Ross will indemnify Fujitsu against and hold it harmless from any obligation imposed on Fujitsu to pay any sales or use taxes, withholding taxes, social security, unemployment insurance, workers' compensation insurance, disability insurance or similar items, including interest and penalties thereon, in connection with any payments made to Ross by Fujitsu pursuant to this Agreement.

      14.4. Assignment. The rights and liabilities of the parties hereto will bind and inure to the benefit of their respective assignees and successors, provided that, as Fujitsu has specifically contracted for Ross's services, Ross may not assign or delegate its obligations under this Agreement either in whole or in part, whether voluntarily, by operation of law or otherwise, except to the extent expressly provided for in this Agreement or otherwise agreed in writing by Fujitsu. Any attempted assignment in violation of the provisions of this
Section 14.4 will be void.

      14.5. Equitable Relief. Because in connection with the performance of this Agreement each party will have access to and become acquainted with confidential and proprietary information of the other party, the unauthorized use or disclosure of which would cause irreparable harm and significant injury which would be difficult to ascertain and which would not be compensable by damages alone, each party hereby agrees that the other party will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies that such party may have for breach of this Agreement.

      14.6. Bankruptcy Provisions. All rights and licenses granted under or pursuant to Sections 8.3 and 8.4 of this Agreement by Ross to Fujitsu are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under
Section 101 of the U.S. Bankruptcy Code. The parties agree that Fujitsu, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Ross under the U.S. Bankruptcy Code, Fujitsu shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property (including, without limitation, any items to be delivered pursuant to Section 2.2) and the same, if not already in its possession, shall be promptly delivered to Fujitsu upon Fujitsu's written request (i) upon any such commencement of a bankruptcy proceedings, unless Ross elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Ross. Such intellectual property shall be used by Fujitsu only for the purposes otherwise permitted under this Agreement.

      14.7. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California as applied to agreements entered into and to be performed entirely within California between California residents.

      14.8. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the subject matter hereof, or the interpretation, enforceability, validity, performance, breach or termination hereof or thereof, including, without limitation, this arbitration clause, shall be solely and finally settled by arbitration in Los Angeles, California in accordance with the commercial arbitration rules of the American Arbitration Association, as modified by the provisions of this Section 14.8. Each party waives any rights to bring any such dispute, controversy or claim in any other forum or proceeding, including, without limitation, the International Trade Commission of the United States or any other administrative or judicial forum. The arbitration shall be conducted in accordance with such rules by three arbitrators selected by the parties (if the parties are able to agree within thirty (30) days) and otherwise selected in accordance with such rules. Each of the arbitrators appointed shall have at least five (5) years' experience in the field that is the principal subject matter of the dispute. After soliciting the views of the parties, the arbitrators shall order such discovery as they may deem reasonable for a full and fair understanding of the facts and issues raised in the arbitration. The arbitration, including the proceedings, pleadings and evidence in connection therewith, shall be maintained as confidential. An award rendered in connection with the arbitration shall be final and binding on the parties, and any judgment upon such an award may be entered in any court of competent jurisdiction. The award shall be in writing and shall provide written reasons in detail for the award unless the parties agree otherwise. The award shall also provide for the fees and expenses of the arbitrators and for the reasonable attorneys' fees and expenses of the prevailing party, as determined by the arbitrators, all to be borne by the non-prevailing party.

      14.9. Severability. If any provision of this Agreement, or portion thereof, shall be held to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

      14.10. Notices. All notices required or permitted under this Agreement will be in writing, will reference this Agreement and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile; (c) ten (10) days after having been sent by registered or certified air mail, return receipt requested, postage prepaid; or (d) the third business day after deposit with a commercial overnight carrier specifying next-day delivery, with written verification of receipt. All communications will be sent to the address set forth below (or to such other address as may be designated by a party by giving written notice to the other party pursuant to this Section 14.10):

            Fujitsu:

                  Fujitsu Limited
                  1-1 Kamikodanaka 4-chome,
                  Nakahara-ku, Kawasaki-shi,
                  Kanagawa-ken, 211-88
                  Japan
                  Facsimile:  (044) 754-3786
                  Attention:        Manager
                              Processor Design Dept.
                              Applied System LSI Div.
            Ross:

                  Ross Technology, Inc.
                  5316 Highway 290W, Suite 500,
                  Austin, Texas 78735-8930
                  U.S.A.
                  Facsimile:  (512) 892-3402
                  Attention:  President

      14.11. No Waiver. No obligation of a party hereunder shall be deemed waived unless the other party has expressly agreed in writing to a waiver of such obligation. The failure of a party to enforce a provision of this Agreement shall not be deemed a waiver thereof. Waiver by a party of any provision will not be deemed a waiver of future enforcement of that or any other provision.

      14.12. No Rights in Third Parties. This Agreement is made for the benefit of Fujitsu and Ross and not for the benefit of any third parties.

      14.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but which collectively will constitute one and the same instrument.

      14.14. Headings and References. The headings and captions used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

      14.15. Construction. This Agreement has been negotiated by the parties and their respective counsel. This Agreement will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

      14.16. Complete Agreement. This Agreement, including all exhibits, together with the Letter Agreement and Non-Disclosure Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings, agreements, representations or warranties, written or oral, regarding such subject matter, including without limitation the Letter Agreement and the Non Disclosure Agreement which are each hereby terminated. No amendment to or modification of this Agreement will be binding unless in writing and signed by a duly authorized representative of the party against which enforcement is sought.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives:

FUJITSU LIMITED                           ROSS TECHNOLOGY, INC.



By:  /s/ Takamitsu Tsuchimoto             By: /s/ Fred T. May
Name:    Takamitsu Tsuchimoto             Name:   Fred T. May
Title:   Member of the Board              Title:  Chairman and Acting
         and CEO Electronics                      President and CEO
         Device Group

                                    EXHIBIT A

                                    SCHEDULE



                                       **

                                    EXHIBIT B

                                  DELIVERABLES



                                       **

                                 EXHIBIT C




**


                                       C-1